Exhibit 99.1

COVIDIEN COMPLETES SALE OF RETAIL PRODUCTS BUSINESS

Hamilton, Bermuda – April 18, 2008 – Covidien Ltd. (NYSE: COV, BSX: COV) today announced that it had completed the previously announced sale of its Retail Products business to an affiliate of First Quality Enterprises, Inc. for $330 million in cash.

The sale of Retail Products is part of Covidien’s strategy to focus its portfolio and reallocate resources to its core healthcare business. This portfolio strategy also includes the previously-announced definitive agreement to sell Covidien’s European Incontinence business, as well as the plan to divest its Specialty Chemicals business.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in four segments: Medical Devices, Imaging Solutions, Pharmaceutical Products and Medical Supplies. With 2007 revenue of nearly $9 billion, Covidien has more than 42,000 employees worldwide in 57 countries, and its products are sold in over 130 countries. Please visit www.covidien.com to learn more about our business.

Contacts:

Eric Kraus

Senior Vice President

Corporate Communications

508-261-8305

eric.kraus@covidien.com

Coleman Lannum, CFA

Vice President

Investor Relations

508-452-4343

cole.lannum@covidien.com

Bruce Farmer

Vice President

Public Relations

508-452-4372

bruce.farmer@covidien.com

Wayde McMillan

Director

Investor Relations

508-452-4387

wayde.mcmillan@covidien.com